Exhibit 99.1
Media Contact:
Bob Brand
Kimberly-Clark
+1.972.281.5335
bob.brand@kcc.com

Kimberly-Clark Announces Executive Changes

DALLAS, March 3, 2014 - Kimberly-Clark Corporation (NYSE: KMB) today announced executive changes that further enhance its focus on executing its global business plan and driving global expansion.

Elane Stock, 49, group president of Kimberly-Clark Professional (KCP), has been elected group president of K-C International (KCI), and is succeeding Christian Brickman, 49, who has announced his intent to pursue a senior executive officer position outside of K-C. Kim Underhill, 49, currently president of K-C’s European consumer business, has been elected president of KCP.

In addition to these executive appointments, K-C’s global nonwovens operations and sustainability, safety and continuous improvement teams will now report to Mike Hsu, 49, group president for K-C’s North American consumer business. These teams previously reported to Stock. The European consumer business will now report to Gustavo Calvo Paz, 52, who will become president of Europe, Middle East and Africa. Calvo Paz currently leads K-C’s business in Eastern Europe, the Middle East and Africa.

“K-C has a deep bench of talented leaders to drive our business plan strategies across the globe,” said Chairman and CEO Thomas J. Falk. “Elane, Kim, Mike and Gustavo are all strong leaders with proven strategic, operational and innovation experience. These changes will help us further build our already strong consumer and professional businesses.”

Stock joined K-C in 2010 and served as the company’s chief strategy officer prior to her role in KCP. Before joining Kimberly-Clark, she served as national vice president at the American Cancer Society, and was previously a regional manager of Georgia Pacific’s (Koch Industries) Color Box business. She also held progressive management positions at McKinsey and Company both in the U.S. and Ireland.

Underhill is a 26-year veteran of K-C who joined the company in 1988. She recently led the development and execution of the company’s European strategic changes, which involved the exit of certain low-returning businesses and a re-focus on driving growth behind K-C’s strongest positions and opportunities in Europe. Prior to her Europe role, she was vice president of K-C’s consumer business in the United Kingdom and Ireland from August 2009 until September 2011, and has also served in various marketing, supply chain, and research and engineering roles in our North American consumer businesses.

All of these changes are effective April 1, 2014. Hsu, Stock and Underhill will report to Falk. Calvo Paz will report to Stock.

About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C’s brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 142-year history of innovation, visit www.kimberly-clark.com.

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